Exhibit 99.1

For Immediate Release

January 22, 2007

BreitBurn Energy Partners L.P. to Acquire Permian Basin Oil Properties

Los Angeles, CA. — BreitBurn Energy Partners L.P. (NASDAQ: BBEP) (BreitBurn) announced today it has signed a definitive agreement to acquire high quality oil properties in the Permian Basin of West Texas for approximately $29.0 million from Voyager Gas Corporation. BreitBurn is acquiring the Lazy JL Field, which has total proved reserves of approximately 2 million barrels of oil equivalent (MMboe) and a reserve life index in excess of 18 years. The acquisition is subject to customary closing conditions and purchase price adjustments (based on an effective date of January 1, 2007) and is expected to close by January 25, 2007.

BreitBurn expects the acquisition, which will be financed through borrowings under the partnership’s existing credit facility, will be immediately accretive to 2007 distributable cash flow per unit.

Hal Washburn, BreitBurn’s Co-Chief Executive Officer said, “This acquisition is consistent with our strategy of acquiring long-lived assets with predictable production from established fields.  By adding these properties, we geographically diversify our asset base and establish a presence in the Permian Basin — an area where we see additional consolidation opportunities. We are excited about the low-risk exploitation and development upside potential associated with these assets and we are confident in our technical abilities to maximize the associated returns. At the same time, we continue to actively pursue other attractive acquisition targets that fit our business model and which are capable of generating incremental cash flow for our unitholders.”

Additional details of the Lazy JL Field acquisition:

•                   Immediately accretive to 2007 distributable cash flow per unit

•                   Current net production of approximately 300 boed (after royalties)

•                   98% oil (averaging 38 degrees API); base decline averages 5% per year

•                   Cash flow stability achieved by hedging approximately 80% of expected production at $59.25 per barrel through 2009

•                   Low operating costs of approximately $14.50 per net boe

•                   Strong operating control (100% working interest; 75% net revenue interest) maximizes asset value

•                   Seven proved undeveloped drilling locations that BreitBurn intends to drill in 2008 and 2009

•                   Extensive original oil in place (33.3 MMbbl) provides opportunities for BreitBurn to leverage its technical expertise and state-of-the-art production technologies. With proved ultimate recovery of 4.4 MMbbl, the remaining resource is 28.9 MMbbl

The partnership will provide additional details when it reports fourth quarter and year-end results for 2006.

TD Securities represented Voyager Gas Corporation in this transaction.

About BreitBurn Energy Partners L.P.

BreitBurn Energy Partners L.P. is an independent oil and gas limited partnership, recently formed by a subsidiary of Provident Energy Trust, focused on the acquisition, exploitation and development of oil and gas properties. BreitBurn’s assets consist primarily of producing and non-producing crude oil reserves located in the Los Angeles Basin in California, the Wind River and Big Horn Basins in central Wyoming, and, if this transaction closes as expected, the Permian Basin in West Texas.

Cautionary Statement Relevant to Forward —Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995 This press release contains forward-looking statements relating to the Partnership’s operations that are based on management’s current expectations, estimates and projections about its operations.  Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates” and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, the Partnership undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are crude oil and natural gas prices; the competitiveness of alternate energy sources or product substitutes; technological developments; potential disruption or interruption of the Partnership’s net production due to accidents or severe weather; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” incorporated by reference from our Prospectus filed pursuant to Rule 424(b)(4) on October 5, 2006 (File No.333-134049), Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and other filings with the Securities and Exchange Commission.  Unpredictable or unknown factors not discussed herein also could have material adverse effects on forward-looking statements.

Investor Relations Contact:

Pierre Hirsch, Kalt Rosen & Co. (415) 397-2686

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